EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                         Three months            Nine months
                                      ended September 30,    ended September 30,
-------------------------------------------------------------------------------
                                        1998       1997        1998       1997
-------------------------------------------------------------------------------
                                           (Dollars, except per share amounts,
                                            and shares expressed in thousands)

Income (Numerator):
Net income                        $   54,678     41,433      176,563   157,744
Dividends applicable to
 preferred stock                        (102)      (102)        (306)     (357)
-------------------------------------------------------------------------------

Net income applicable to
 common stock                         54,576     41,331      176,257   157,387
Dividends applicable to
 preferred stock                         102        102          306       357
Interest on convertible
 securities, net of taxes                 93        120          279       360
-------------------------------------------------------------------------------

Net income as adjusted for
 purposes of computing
 diluted earnings per share       $   54,771     41,553      176,842   158,104
===============================================================================

Shares (Denominator)*:
Weighted average number of shares:
   Outstanding during period          91,841     90,566       91,620    90,247
   Employee Stock Ownership Plan
    shares not committed to
    be released                         (370)      (432)        (382)     (445)
-------------------------------------------------------------------------------

Number of shares for computing
 basic earnings per share             91,471     90,134       91,238    89,802

Incremental common shares
 attributable to additional
 dilutive effect of convertible
 securities                            2,077      1,576        2,034     1,523
-------------------------------------------------------------------------------

Number of shares as adjusted for
 purposes of computing diluted
 earnings per share                   93,548     91,710       93,272    91,325
===============================================================================

Basic earnings per share *        $      .60        .46         1.93      1.75
===============================================================================

Diluted earnings per share *      $      .59        .45         1.90      1.73
===============================================================================
* Reflects March 1998 stock split.  See Note 5.